Exhibit 10.1

SEVERANCE AND GENERAL RELEASE AGREEMENT

This Agreement (the "Agreement") is entered into by and among Jeff Wilson ("Employee") and MicroVision, Inc. ("MicroVision," "Employer" or "the Company") to describe the terms of Employee's separation from employment with the Company. For the consideration described herein, Employee and the Company agree as follows:

  TRANSITION/SEPARATION FROM EMPLOYMENT

  Employee shall resign from his position as Chief Financial Officer of MicroVision, which shall be announced on or about September 20, 2012. He shall continue to work as Chief Financial Officer until MicroVision's 10Q is filed for Q3 of 2012, expected to be in early November 2012 ("Transition Period"). After the end of the Transition Period the Company may terminate the Employee's employment with MicroVision without notice. The Employee may terminate his employment upon the filing of the Company's 10Q for Q3 of 2012 or later upon thirty (30) days' notice to the Company. If Employee voluntarily resigns, Employee shall only be eligible for the Severance Payments and other benefits of this Agreement if he remains employed through the Transition Period and provides thirty (30) days' notice required in this section. The final date of employment shall be considered the "Separation Date."

  DUTIES DURING THE TRANSITION PERIOD

  2.1   During the Transition Period, Employee shall continue to work in his capacity as Chief Financial Officer, performing duties normally associated with such position; transitioning his duties to others as requested; and performing other duties as requested.

  2.2   During the Transition Period and until the Separation Date, Employee will receive the same salary and be able to participate in the same benefits that he earned as of September 1, 2012.

  POTENTIAL TERMINATION DURING THE TRANSITION PERIOD

  During the Transition Period, Employee's employment shall remain terminable at will. MicroVision may also terminate Employee's employment at any time without notice based on his failure to satisfactorily complete his assigned duties or any other conduct potentially harmful to MicroVision in the sole judgment or discretion of MicroVision. In the event that Employee resigns or terminates his employment voluntarily other than as provided in Section 1 during the Transition Period, or MicroVision terminates employment as outlined above, on the effective date of such termination MicroVision shall have no further obligation under this Agreement other than to pay Employee his salary and reimburse any expenses he incurs prior to the effective date of the termination. The effective date of such termination shall be the Separation Date under this Agreement. In the event that Microvision terminates Employee's employment during the Transition Period for any reason other than Employee's conduct or failure to satisfactorily perform his assigned duties as described above, MicroVision shall pay Employee any remaining salary through October 31, 2012, plus the Severance Payments and other benefits described in paragraph 5.

  FINAL WAGES, ACCRUED VACATION, EXPENSE REIMBURSEMENT

  4.1   Final Wages. The Company will pay Employee his regular monthly salary and provide employment benefits through the Separation Date.

  4.1   Accrued Vacation, Reimbursement for Expenses Incurred. With the next regularly-scheduled payroll after the Separation Date, the Company shall pay Employee for any earned but unused vacation. The Company shall reimburse Employee for reasonable and necessary business expenses incurred before the Separation Date to the extent such expenses are reimbursable under the Company's normal expense reimbursement policies and procedures, and provided that receipts or other acceptable documentation for such expenses are submitted in accordance with standard Company policy.

  SEVERANCE PAY AND SEVERANCE BENEFITS

  5.1   Severance Payment. Provided Employee remains employed by MicroVision through the Transition Period and until the Separation Date, the Company agrees to pay Employee an amount equal to nine months of his regular base salary in effect as of the Separation Date (totaling $165,345.00)as a severance pay (the "Severance Payments"). The Severance Payments shall be paid in equal installments in conjunction with the Company's regular payroll beginning with the next regularly scheduled payroll after the later of the Effective Date of this Agreement and the Separation Date. The Severance Payment shall be subject to withholding and deduction for payroll taxes and other deductions as are required by federal and state law.

  5.2   Stock Awards and Options. Upon approval of MicroVision's Board of Directors or its designee, provided Employee meets all of his obligations hereunder, as of the Separation Date, 15,185 unvested restricted stock units awarded to Employee by grants A0002983 (1,435 shares) and A0003014 (13,750 shares) shall immediately vest. In addition, effective as of the Separation Date, employee hereby forfeits all of his rights to the stock options listed on Exhibit A. MicroVision shall not have any obligations to pay the Severance Payments until such time as this Agreement is effective and Employee's wife has relinquished in writing any rights she may have in the stock options listed on Exhibit A. All other unvested stock options shall be forfeited in accordance with their terms and the terms of the 2006 Incentive Plan. Employee's rights to the vested stock and options shall be governed by applicable grants and 2006 Incentive Plan, except as specifically stated in this paragraph.

  GROUP MEDICAL BENEFITS COVERAGE

  After the Separation Date, Employee and/or his dependents shall be eligible to elect a temporary extension of group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as subsequently amended ("COBRA").

  OTHER BENEFITS PLANS

  After the Separation Date, Employee's rights and obligations with respect to all other benefits plans, including any stock options, 401(k), disability and life insurance, shall be governed by the terms of all applicable plans and laws.

  VALID CONSIDERATION

  Employee agrees and acknowledges that continued employment and the Severance Payments and other benefits provided by the Company under this Agreement are not required by any other policy or procedure or contractual obligation of the Company and are offered by the Company solely as consideration for this Agreement.

  FULL PAYMENT

  Employee agrees that, with the payment of his final pay through the Separation Date, the Company will have paid to Employee all compensation due and owing to Employee arising out of Employee's employment with the Company, including, but not limited to, base pay, bonus, commission, and any other compensation, except any Severance Payments that may be due under this Agreement.

  GENERAL RELEASE OF CLAIMS

  10.1   Release. In consideration of the company's agreement to extend Employee's employment through the Transition Period as outlined in this Agreement and provision of severance pay and other benefits, employee hereby releases the company, any company-sponsored employee benefit plan in which employee participates, and any of their employees, agents, officers, directors, shareholders, insurers, successors and assigns (and their respective marital communities), from all claims, demands, actions or causes of action of any kind or nature whatsoever which employee may now have or may ever have had against any of them, whether such claims are known or unknown including claims under local, state, federal or common law with respect to any of the following: (a) breach of contract; (b) harassment, discrimination, retaliation, or constructive or wrongful discharge; (c) lost wages, lost employee benefits, physical and personal injury, stress, mental distress, or impaired reputation; (d) claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Equal Pay Act, Americans with Disabilities Act, Family and Medical Leave Act, the Workers Adjustment and Retraining Notification Act, the Older Workers Benefits Protection Act, or any other federal, state or local laws or regulations governing the employer-employee relationship or prohibiting employment discrimination; (e) attorneys' fees; and (f) any other claim arising from or relating to employee's employment with the company and/or employee's separation from employment. Employee acknowledges that he may hereafter discover facts different from or in addition to those which employee now knows or believes to be true with respect to such claims; nevertheless, employee agrees that the foregoing release shall be and remain effective in all respects.

  10.2   No Action on Released Claims. Employee agrees not to sue or pursue any court or administrative action against the Company, or any of its employees, agents, officers, directors or shareholders, regarding any claims released herein or otherwise arising from Employee's employment with the Company or Employee's separation from employment, except with respect to any breach by the Company of its obligations under this Agreement. If any government agency brings any claim or conducts any investigation against Employer, nothing in this Agreement forbids Employee from cooperating in such proceedings or providing truthful testimony. Employee may file an administrative charge of discrimination with the Equal Employment Opportunity Commission, but by this Agreement, Employee waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of any such proceedings.

  REVIEW AND REVOCATION PERIOD; EFFECTIVE DATE

  Employee has been given 21 days to review this agreement (the "Review Period") and is encouraged to consult an attorney to review its terms. In the event that Employee signs this Agreement before expiration of this 21-day period, he waives all remaining time to consider this Agreement. By signing this Agreement, Employee acknowledges that (a) the Company has advised Employee to consult with counsel, and (b) Employee has either consulted an attorney or has voluntarily elected not to do so. Employee may revoke this Agreement by providing written notice of the decision to revoke the Agreement to the Company at the following address: 6222 185th Ave NE, Redmond, WA 98052 (Attn: Wayne Evans) within seven days after the date Employee signed this Agreement. This Agreement will become effective and enforceable on the first day after the seven-day revocation period expires (the "Effective Date").

  RETURN OF COMPANY PROPERTY

  On or before the Separation Date, and as a condition of receiving Severance Payment and other benefits, Employee shall return to the Company all Company-owned communication devices, equipment and property and any documents, compilations of data or other files or records of any nature, or any copy or reproduction thereof, that belong to the Company. Employee agrees that he will not, for any purpose, attempt to access or use any Company computer or computer network or system and will disclose to the Company all passwords necessary to enable the Company to access all information which is password-protected on any of its computer equipment or on its computer network or system.

  CONFIDENTIALITY, NON-DISPARAGEMENT.

  Employee agrees to protect and maintain the confidentiality of all information in his possession related to the Company, including information about is finances, technology, employees, sales or prospective sales, customers and all other information not publicly known or available. Employee agrees to abide by, and hereby reaffirms, his obligations contained in the MicroVision, Inc. Confidentiality and Inventions Agreement that he has previous signed. Employee agrees that he will not disparage or criticize the Company, its Board of Directors, management, products or services and will not otherwise do or say anything that could disrupt the morale of the employees of the Company or interfere in any way with the Company's business interests, its reputation or any of its customer or other business relationships. Specifically, but without limiting the generality of the foregoing, Employee agrees that he will not disparage the Company to potential future investors or otherwise interfere in any manner with the Company's efforts to obtain financing in the future. Nothing in this Agreement shall prohibit truthful testimony in any proceeding.

  EMPLOYEE COOPERATION.

  Employee agrees to cooperate with the Company hereafter with respect to all matters arising during or related to his employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse Employee's out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

  NO ADMISSION

  Employee and Company understand and acknowledge that neither the Severance Payment and other benefits offered nor the execution and delivery of this Agreement by the Company constitutes an admission by either party to (i) any breach of an agreement (ii) any violation of a federal, state or local statute, regulation or ordinance, or (iii) any other wrongdoing by either Company or Employee.

  INFORMED AND VOLUNTARY AGREEMENT

  Employee declares that Employee has read and fully understands the terms of this Agreement, and its significance and consequence. Employee understands and acknowledges that, except as specifically reserved herein, in exchange for the Severance Payment and other benefits, Employee is waiving and giving up every possible claim arising out of employment with the Company and/or the termination of that employment.

  GOVERNING LAW/SEVERABILITY

  The parties acknowledge that this Agreement shall be interpreted under and enforced by and consistent with the laws of the State of Washington. The provisions of this Agreement are severable, and if any part of it is found to be unlawful or unenforceable, the other provisions of this Agreement shall remain fully valid and enforceable to the maximum extent consistent with applicable law.

  ENTIRE AGREEMENT

  This is the entire Agreement between Employee and the Company. The Company has not made any promises to Employee other than those included within this Agreement. This Agreement may be signed in counterparts. Facsimile signatures are to be given the same force and effect as original signatures.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN EMPLOYMENT CLAIMS.
EMPLOYEE Signature:________________________ Printed Name:_____________________ Date:____________________________	MICROVISION, INC. By_______________________________ Title______________________________ Date:_____________________________

Exhibit A

Type of Grant	Grant No.	Date of Grant	Total No. of Shares	Exercise Price	Total Vested	Total Unvested

Stock Option	A0001437	4/5/2006	1,250	$27.44	1,250
Stock Option	A0002072	4/19/2007	12,500	$35.12	12,500
Stock Option	A0002073	4/19/2007	952	$35.12	952
Stock Option	A0002973	4/26/2010	2,125	$27.28	2,125
Stock Option	A0002978	4/26/2010	3,347	$27.28	1,673	1,674
Stock Option	AR001566	5/17/2006	10,828	$22.16	9,829